Exhibit 4.4
COVENTRY HEALTH CARE, INC.
OFFICERS’ CERTIFICATE PURSUANT TO THE INDENTURE
June 7, 2011
          Reference is made to the Indenture (as supplemented, the “Indenture”), dated as of March 20, 2007, between Coventry Health Care, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York, N.A.), as supplemented by the First Supplemental Indenture, dated as of August 27, 2007 between the Company and Union Bank, National Association, (successor to Union Bank of California, N.A.) as trustee (the “Trustee”) and as further supplemented by the Second Supplemental Indenture dated as of June 7, 2011 between the Company and the Trustee in connection with the issuance of $600,000,000 of the Company’s 5.450% Senior Notes due 2021 (the “Notes”). Unless otherwise defined herein, capitalized terms used in this certificate have the meaning assigned to them in the Indenture. This certificate is issued pursuant to Section 301 of the Indenture.
          We, Allen F. Wise and Randy P. Giles, the duly appointed Chairman and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Treasurer, respectively, of the Company, HEREBY CERTIFY that:
               1. We have read the provisions of the Indenture setting forth conditions precedent to authentication and delivery by the Trustee of the Securities and all definitions in the Indenture relating thereto;
               2. We have examined (i) the resolutions of the Board of Directors of the Company (the “Board”) adopted on May 19, 2011; (ii) such agreements, certificates of public officials and certificates of officers or other representatives of the Company; and (iii) such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions hereinafter expressed;
               3. In the opinion of each of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the conditions referred to below have been complied with;
               4. We are of the opinion that the conditions to be satisfied by the Company as set forth in the Indenture relating to the authentication and delivery of the Securities have been complied with; and
               5. Pursuant to Section 301 of the Indenture, the terms and conditions of the Notes are established and approved to be the following:
          a. Title:
                    “5.450% Senior Notes due 2021”.

b.	Aggregate Principal Amount:

The Notes are not limited as to the aggregate principal amount of such series that the Company may issue. The Notes have an aggregate original principal amount of $600,000,000. The Company may create and issue additional securities having the same terms and conditions as the Notes in all respects, except for issue date, issue price and, if applicable, the first payment of interest on such additional securities. Additional securities issued in this manner will be consolidated with and will form a single series with the Notes.

c.	Form of Security:

The Notes will be issued in global form, with the form of the Note attached hereto as Exhibit A.

d.	Principal Repayment Date:

June 15, 2021.

e.	Interest:

Interest shall be paid at the rate of 5.450% per annum. Interest shall accrue from June 7, 2011 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on June 15 and December 15 in each year, commencing December 15, 2011. The Regular Record Dates shall be June 1 and December 1.

f.	Place of Payment of Interest and Principal:

The Corporate Trust Office of the Trustee.

g.	Redemption Provisions:

The redemption provisions of Article 11 of the Indenture are applicable to the Notes, provided, however, that Section 1108(b) shall not apply to the Notes and shall be replaced with the following:
The Company may redeem Securities of any series, at its option, at any time in whole, or from time to time in part, provided that (i) if the Securities are redeemed before March 15, 2021, the Securities will be redeemed at a price equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of the remaining scheduled payments on such series of Securities to be redeemed consisting of principal and interest, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 37.5 basis points, plus accrued and unpaid interest to the date of redemption and (ii) if the Securities are redeemed on or after March 15, 2021, the Securities will be redeemed at a price equal to 100% of the principal amount of the Securities, plus accrued and unpaid interest to the date of redemption.
h.	Sinking Fund Obligations:

The Notes shall not contain any Sinking Fund provisions and Article 12 of the Indenture is inapplicable to the Notes.

i.	Denominations:

$2,000 and integral multiples of $1,000 in excess thereof.

j.	Additional Principal Payable Upon an Event of Default:

Not applicable.

k.	Inapplicability of, or Additional, Events of Default:

Not applicable.

l.	Trustee Other than The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York, N.A.):

Union Bank, National Association, with its Corporate Trust Office located at:

1251 Avenue of the Americas, 19th Floor New York, New York 10020 Attn: Corporate Trust Department

m.	Payment of Principal and Interest in Non-U.S. Dollar Currencies:

Not applicable.

n.	Payment of Principal and Interest in Non-U.S. Dollar Currencies at Election of the Company:

Not applicable.

o.	Currency Determination Agent:

Not applicable.

p.	Satisfaction and Discharge Provisions Other Than as Set Forth in the Indenture:

Not applicable.

q.	Date of Global Securities if Other Than Original Issuance Date:

Not applicable.

r.	Guarantees:

Not applicable.

s.	Other Terms:

Definitions

The definition of Below Investment Grade Rating Event contained in the Indenture shall not apply to the Notes and shall be replaced by the following:
“Below Investment Grade Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below an Investment Grade Rating by each of the Rating Agencies in either case on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
The following definition of Fitch shall be included in the Indenture and apply to the Notes:
“Fitch” means Fitch Ratings, Inc.
The definition of Independent Investment Banker contained in the Indenture shall not apply to the Notes and shall be replaced by the following:
“Independent Investment Banker” means either Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated as selected by us or, if such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.
The definition of Investment Grade Rating contained in the Indenture shall not apply to the Notes and shall be replaced by the following:

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch.
The definition of Rating Agencies contained in the Indenture shall not apply to the Notes and shall be replaced by the following:
“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Securities of such series or fails to make a rating of the Securities of such series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s, S&P or Fitch or all of them, as the case may be.
The definition of Reference Treasury Dealer contained in the Indenture shall not apply to the Notes and shall be replaced by the following:
“Reference Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and at least two other primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”) selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.
The definition of S&P contained in the Indenture shall not apply to the Notes and shall be replaced by the following:
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.
Events of Default

The Event of Default contained in Section 501(6) of the Indenture shall not apply to the Notes and shall be replaced by the following:
[t]he Company or any of its Subsidiaries fails to pay Indebtedness of the Company or any Subsidiary in an aggregate principal amount of at least $50,000,000, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after there has been given to the Company by the Trustee for the Securities of such series or to the Company and such Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder or (B) acceleration of the maturity of Indebtedness of the Company or any Subsidiary in an aggregate principal amount of at least $50,000,000, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after there has been given to the Company by the Trustee for the Securities of such series or to the Company and such Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.

          IN WITNESS WHEREOF, the undersigned have executed this certificate as of the date first written above.

By:	/s/ Allen F. Wise
	Name:	Allen F. Wise
	Title:	Chief Executive Officer

By:	/s/ Randy P. Giles
	Name:	Randy P. Giles
	Title:	Executive Vice President, Chief Financial Officer and Treasurer